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Commission File No. 814-00672

Operator: Good afternoon, and welcome to today's call to discuss the proposed transaction recently announced between the Portman Ridge Finance Corporation, a business development company externally managed by affiliates of BC Partners and OHA Investment Corporation, a business development company externally managed by Oak Hill Advisors. I am joined this morning by Ted Goldthorpe, CEO and Chairman of Portman Ridge Finance Corporation; and Steven Wayne, President and CEO of OHA Investment Corporation.

Before we begin, I would like to note that this call is being recorded and replay information is included in our August 1, 2019, press release.

During the call, we will reference a presentation posted to the Portman Ridge investor website. If you have not done so already, I encourage you to visit the website and download the presentation for review during the call.

Please note that this call is the property of Portman Ridge, BC Partners and OHAI, and any unauthorized rebroadcast of this call in any form is strictly prohibited.

Today's conference call includes forward-looking statements and projections, and we ask that you refer to Portman Ridge's and OHAI's most recent filings with the SEC for important factors that would cause actual results to differ materially from those projections. Portman Ridge and OHAI do not undertake to update their forward-looking statements, unless required by law.

I will now turn the call over to the CEO and Chairman of Portman Ridge, Ted Goldthorpe.

Edward Goldthorpe: Thank you, and thank you all for joining us this afternoon. As we announced on August 1, Portman Ridge entered into a definitive merger agreement with OHA Investment Corporation that will result in the entity being merged with and into Portman Ridge. As many of you know, on April 1, 2019, BC Partners advisers closed on a management externalization transaction of the BDC, formerly known KCAP, and now known as Portman Ridge.

BC Partners is a leading global alternative asset manager, with more than $20 billion of assets under management and over 30 years of operating history in the U.S. and Europe. BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available by BC Partners.

We believe this merger is an important strategic milestone for Portman Ridge that will deliver significant benefits to stockholders of both companies and a demonstration of our ability to consolidate the fragmented BDC space, as we discussed in connection with the KCAP externalization transaction.

I want to start off by outlining the details of the proposed transaction, then delve into the strategic rationale and benefits for both the Portman Ridge and OHAI shareholders. I'll then ask Steven Wayne, President and Chief Executive Officer of OHAI, to share more about why OHAI elected to partner with us and to briefly outline the next steps for completion of the transaction.

Turning now to the presentation, starting on Page 3. The transaction will be done on a NAV-for-NAV basis, and has been approved by both OHAI’s and Portman Ridge's Board of Directors as well as OHAI's special committee. As part of the transaction, Portman Ridge will deliver OHAI shareholders a combination of newly issued Portman Ridge shares valued at 100% of Portman Ridge's NAV per share and a minimum of $8 million of cash to be increased in order to limit share issuance to 19.9% of Portman Ridge's outstanding shares.

This structure was devised in order to limit execution risk with respect to the closing of the transaction on Portman Ridge's side, and we believe it was a critical and value component of our bid.

Additionally, OHAI shareholders will receive $3 million in cash from Sierra Crest, the manager to Portman Ridge, equivalent to approximately $0.15 per share. The $3 million payment mirrors a similar manner to effectuated by BC Partners as part of the externalization of KCAP's management contract earlier this year.

This will result in OHAI shareholders receiving aggregate value for OHAI's stockholders based on net asset value per share of Portman's stock and the aggregate value of cash consideration of approximately 108% of OHAI's net asset value at the time of the closing of the transaction.

Based on Portman Ridge's 60-day volume-weighted average price through July 30, 2019, of $2.57, the merger transaction, including the Sierra Crest additional cash payment, combined to value OHAI shares at an aggregate of approximately $1.46 per share, which represents 83% of OHAI's March 31, 2019, net asset value and a 35% premium to OHAI's closing price on July 30, 2019.

Turning to Page 4. BC Partners will continue to contribute all incentive fees actually paid for the first 2 years following the KCAP externalization transaction to purchase newly-issued Portman Ridge common stock at NAV up to $10 million.

Incrementally, in order to further support the trading price of the combined company, Portman Ridge is committed to implement a buyback program for up to $10 million to the extent the stock were to trade below certain thresholds of price-to-NAV and 12 months following the effective date of the contemplated merger.

The management team, and the firm more broadly, strongly believes in the book value of Portman Ridge and continuously monitor the opportunity to repurchase shares at a discount to NAV.

Finally, if necessary, the Portman Ridge's advisor agreed to forego up to the full amount of incentive fees for a period of 12 months, post closing the KCAP externalization transaction, achieve a base level of net investment income, as outlined in the time of the externalization transaction and consistent with the term of the investment adviser agreement between Sierra Crest and Portman Ridge.

I would now like to provide an overview of the strategic rationale for the proposed transaction.

The transaction will be immediately NII-accretive and shareholders will continue to benefit from the fully integrated BC Partner platform, which allows us access to industry diligence and expertise from over 30 years of private market investing.

Secondly, we believe that our differentiated middle market lending strategy will lead to better long-term performance, a more stable NAV and a better trading multiple. Additionally, because of Portman Ridge's flexible mandate and the team's strong background, we are able to capitalize on attractively priced nonsponsor opportunities an area of the market that a large majority of direct lending managers have historically not been active in.

Over time, we intend to transition the OHAI assets to a diversified portfolio of originated high-quality, senior-secured debt investments, consistent with the approach taken on the Portman Ridge portfolio.

Third, this represents another milestone in the consolidation of the fragmented BDC space. BC Partners has proven its ability to execute strategically with our second transaction in the BDC space within 3 quarters of taking over the management of Portman Ridge.

Going forward, we will continue to see compelling opportunities to further grow our platform in light of the added benefits of scale which leads me to my last point on Slide 5.

The combination of Portman Ridge and OHAI will allow the combined company to speak for larger deals, access a lower cost of financing, spread fixed public company costs across a larger AUM base as well as increase its capacity for higher-yielding nonqualifying assets.

The deal also reduces the percentage of CLO equity as a percentage of our overall assets. Investments in the combined company will benefit from an increase in float of the stock and the combined entity will also have lower pro forma fee structure, benefiting shareholders.

We remain focused on growing the diversified portfolio of high-quality senior-secured debt investments, that we are managing, and the addition of OHAI assets allows to benefit from the increased scale of the portfolio.

We foresee a smooth transition of the current assets between the managers, and we'll continue to apply similar credit standards, redeploying the capital in assets originated by BC Partners.

The ultimate goal is to deliver strong and more sustainable risk-adjusted returns to shareholders, and we believe it is the best path to achieve it.

I would now like to turn the call over to Steven Wayne to discuss the transaction from OHAI's perspective and discuss next steps.

Steven Wayne: Thanks, Ted. I'm happy to be here with you today on behalf of OHAI and our Board of Directors to discuss this transaction with Portman Ridge.

We believe this transaction, which is the culmination of a thorough strategic process that OHAI's Board of Directors initiated to enhance stockholder value, provides an attractive outcome for and is in the best interest of OHAI's stockholders.

When we took over management of OHAI almost 5 years ago, we intended to increase its scale and diversify the portfolio away from the energy focus of prior management. Unfortunately, the immediate and severe downturn of energy prices never allowed us to pursue that strategy for the benefit of shareholders in a meaningful way.

While we are proud of the consistent success of new investments made under OHA leadership, these gains have only cushioned the substantial losses. As both the investment adviser and a shareholder of the company, we are surely disappointed by the magnitude of write-downs in the legacy investment portfolio, and we became mindful of the expense burden relative to a subscale investment portfolio.

This prompted our board to explore a variety of options that could provide more scale to OHAI.

As Ted highlighted in the previous slides, we believe this transaction with Portman Ridge provides greater scale.

In addition to a significant cash consideration component as part of this transaction, we believe our stockholders will continue to realize significant identifiable value through their continued ownership of Portman Ridge stock, in partnership with the credit team at BC Partners.

Page 6 of the presentation provides an analysis of the transaction for OHAI stockholders.

In connection with this transaction, OHAI stockholders will receive a combination of: one, a minimum of $8 million in cash, approximately $0.40 per share from Portman Ridge; two, Portman Ridge shares valued at 100% of Portman Ridge's net asset value at the time of closing of the transaction in an aggregate number equal to OHAI's net asset value at closing, minus the $8 million Portman Ridge cash consideration; and third, an additional cash payment from Sierra Crest, the external adviser to Portman Ridge, of $3 million in the aggregate or approximately $0.15 per share.

So in addition to the combined $0.55 per share of cash, each OHAI shareholder would receive 0.355 shares of Portman Ridge stock based on OHAI and Portman Ridge's most recently determined net asset values. As shown here, at Portman Ridge's NAV per share and 60-day volume weighted average price per share, this results in transaction values for OHAI's stockholders of $1.90 per share or 108% of NAV and $1.46 or 83% of NAV, respectively.

This is an illustrative analysis based on March 31, 2019, net asset values for OHAI and Portman Ridge, adjusted for estimated transaction expenses.

The exact exchange ratio for the stock component of the merger will be determined by the net asset values of OHAI and Portman Ridge as of the closing, calculated as of 5:00 p.m. New York City time on the day prior to the closing of the transaction.

From a process and timing standpoint, we expect to finalize and file a joint preliminary proxy statement prospectus on form M-14 in the next few weeks. Once the SEC comments are received, responded to and resolved, we will set a record and meeting date for a special meeting of OHAI's stockholders to approve the merger. If shareholders approve the merger, and other routine closing conditions are met, the transaction will close shortly thereafter. We anticipate closing to occur in the fourth quarter of this year.

I will now turn the call back over to Ted for final comments followed by Q&A.

Edward Goldthorpe: Thank you, Steven for your remarks. I want to reiterate our excitement about the transaction and the benefits both OHAI and Portman Ridge shareholders will receive -- will derive from the merger. As previously highlighted, we believe the combined company will have the benefit from having lower financing costs, a lower blended fee structure, a reduction in the -- in per-share public company costs and an increased trading liquidity in the equity.

With that, operator, would you please open the line for questions?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from Chris York with JMP Securities.

Christopher York: Congrats on the transaction and creating value for OHAI shareholders today.

So maybe, Ted or Steven, the proxy isn't out yet, but in terms of OHAI strategic review, I'm curious to learn about the level of interest by other bidders in OHAI, so could you comment on how robust that process was? And maybe the most differentiated reason why Portman was selected versus other bidders that could potentially have been considered.

Steven Wayne: I'll touch briefly on that. I mean, clearly, we ran a very public and exhaustive process. We initiated this process well over a year -- almost 1.5 years ago. There was a significant interest, and that will be detailed in the proxy. I don't think I want to get into it at this point why we got to the result we got to.

But clearly, in terms of -- I think a team that was willing to roll up their sleeves, understand our assets, I think that was a big part of it. Clearly, in terms of being able to get our shareholders' NAV was important to our Board. And that clearly was a big help in getting this transaction over the finish line.

Christopher York: I was just curious on how you're viewing it. So Ted, how does the acquisition of OHAI's portfolio affect Portman Ridge's earnings? And then is Portman's $0.10 per share quarterly dividend sustainable?

Edward Goldthorpe: Yes. So on the first question, obviously, this is instantly NII-accretive. Our public company costs for a small company are relatively fixed. So obviously, over a larger base, it becomes immediately NII-accretive. If you go through our document in detail, now obviously our fee structure is lower than OHAI's fee structure, so shareholders get the benefit of that.

But I think one of the biggest benefits is we actually have access to much cheaper financing, so that is immediately accretive as well. So I think without us -- this doesn't require execution risk for us to generate NII accretion. And to the extent that we can -- it puts them into the portfolio and some of the higher-yielding assets that we're originating, that can provide additional upside.

So I think with low execution risk, it's immediately NII-accretive, and to the extent we do a good job, we think it could be very accretive for our common shareholders. Yes. On the dividend question, I would say, obviously, we declare -- we're declaring x-dividend and the dividend policy in light of this transaction, but also in light of earnings power, something that we're taking a hard look at, so that's something, I think, we'll be revisiting for the next couple weeks.

Christopher York: Sounds good. Fair enough. And then, maybe last question, Ted, just strategically, and you commented a little bit about this in your prepared remarks, but there are a lot of subscale underperforming BDCs still out there. And I think this is your second transaction here. So does the completion of this one preclude you from using Portman Ridge currency again to make any other future acquisitions?

Edward Goldthorpe: So I think you asked earlier to Steven why they chose Portman Ridge. I think part of the reason is we've shown the ability that we can close transactions, and I think that's a very important feature. We are able to use our currency on a go-forward basis.

Obviously, we want to be prudent about digesting the OHAI merger, so I don't think you'll see a huge rush for us to do other things. But these small BDCs, or -- if you get them together and you have like-minded thoughts around credit, so Oak Hill is a best-in-class platform, so the way they think about credit and credit underwriting, for their -- particularly for their new assets is very much aligned with the way we think about credit.

And so to the extent thinking of a credit meeting of the minds, it just makes sense for some of these BDCs to come together because it's good for shareholders. It's NII-accretive, and the earning -- the combined earnings power goes up and the liquidity in the stock goes up. So I think this is a broader theme under the BDC space. I wouldn't be surprised to see more consolidation across the sector.

Operator: And our next question comes from Jason Stankowski with Clayton.

Jason Stankowski: Congratulations on the transaction, and kudos to the OHAI Board for taking -- making the right decision for shareholders as opposed to holding out and milking the company for fees. It's very laudable and not done enough in this industry.

Ted, can you talk about -- you guys mentioned the -- for those of us that aren't that familiar with OH -- OHAI portfolio, you mentioned energy risk. Obviously the energy markets are having a little bit of a digestion issue here, and we're -- we've had a chance to look at the marks on the KCAP stuff, but don't have understanding of just how much energy risk we're taking on and how much has been written down and how did you get comfortable with the marks being good in the OHAI portfolio as we bring them over on a kind of a like-for-like basis.

Edward Goldthorpe: Yes. That's a great question. So I'll let Steven jump in as well. But obviously a big part of our diligence is around existing portfolio. And I'll just give you our view of it and Steven can give you his view. The Oak Hill originated assets are really, really good assets, and I think quite frankly, the market probably didn't appreciate how clean those assets are. So we did a lot of work on the Oak Hill originated assets. A lot of these assets we know really well.

They're effectively loans against larger companies that are really, really good companies, and that's the way I'd characterize it. There's 2 legacy assets that are called OCI and ATP. ATP is in energy investments, so that's kind of 1 remaining legacy energy investment. It's a royalty, so it's not necessarily totally linked to the ups and downs of -- it's not the same as making a subordinated debt investment or some of the other things around the legacy portfolio. We feel good -- we feel very good about where OHAI has marked its portfolio. OCI is the other inherited name, that is not an energy position. That is in the healthcare space.

And so the energy exposure really -- in our mind, is really tied to that one position, which is ATP. It's currently a nonaccrual, and we think its marks the way we look at the market.

Steven Wayne: And just to reiterate for those on the call not familiar with the OHAI side, we worked through the entire energy portfolio other than the ATP royalties, as Ted mentioned, unfortunately we worked through many of them by writing them off, but -- and we added no more energy. So in the OHAI side of the book, there is no energy exposure. So the last energy exposure that we had and that we are managing is just this 1 royalty position, that although it's nonaccrual, it is -- we're receiving monthly payments on.

Operator: (Operator Instructions) Our next question comes from Ryan Lynch with KBW.

Ryan Lynch: The first one has to do with Portman Ridge's stockholder approval. I was surprised that shareholders did not -- it was not required for a shareholder vote. You actually approved this transaction. Can you walk through to another transaction and other BDCs where shareholder approval has been required? So you -- can you talk to us why that's not going to be a requirement here?

Edward Goldthorpe: Yes. That's a good -- It's a good question. We probably should be more explicit about it. Because the amount of -- there's a rule that if you issue less than 20% of your shares, it doesn't require a shareholder vote. And in this transaction, we're issuing less than 20% of our shares. I think it was very important to the OHAI Board that there's a large cash component to the bid. So existing shareholders are not going to get a lot of cash off this transaction, so we're not issuing enough shares to require or merit a shareholder vote, just under the rules.

Ryan Lynch: Okay. Yes, I got that. And then the next one is for you, Ted, as well. So prior to this transaction, we saw that OHAI was trading around 55-or-so percent of book value. This NAV-for-NAV swap, you guys are essentially, plus cash, which is that NAV, you guys are essentially using your NAV to buy their asset to NAV, and the market is clearly valuing those assets much lower, almost 50% of what they're worth.

So why do you -- why did you believe that the market was mispricing this and you feel there's value in finding that, that the NAV when the market clearly has a different view of that?

Edward Goldthorpe: Yes. I mean -- I'd say a couple of things. One is -- one of the things that we believe, I'd say a couple of thing. One is I think because of the legacy write-downs, there was a little bit of a overhang on the stock. We did a lot of diligence on each individual asset, and we've been working on this for months. So we -- we've done a lot of work and did a full reunderwriting of the portfolio, and we feel good about where the portfolio's marked.

And then secondly, because I think that the other reason that OHAI's traditionally traded this good as well is just given size. So it's a small BDC. Running a public company is expensive, and quite frankly, it's the same issue that we have as well. And so to the extent you're able to grow and spread those public company costs over a larger base, that's why this transaction makes so much sense for us and why it makes so much sense for OHAI shareholders.

I think the discount -- I mean obviously, you're going to get perspective on this. I think that the discount was, in part, due to the fact that the stock was small in size and other things. It wasn't necessarily the market's view. I don't think the whole discount was related to the market's view of the asset quality.

Ryan Lynch: Okay. And once you onboard this portfolio, is the intent to basically just manage those like any other investment that you guys have originated? Or is the intent to try to rotate out of those investments sooner rather than later?

Edward Goldthorpe: Yes. I mean, I think, our intention is to rotate it. And the reason for it is because our strategy, if you look at what we're trying to do, we're really focused on $10 million to $15 million EBITDA companies, so -- and we're reaching lots of new deals. So I think you'll see a relatively -- I think you'll see us rotate the portfolio.

And #2 is, if you look at our portfolio yield versus OHAI's portfolio yield, we think there's opportunities for us to get more yield out of the portfolio by taking illiquidity risk versus credit risk. So we think there's ways for us to increase NII for our combined shareholders through portfolio rotation.

So again, as I said in my prepared remarks, it's NII-accretive, even if we don't do that, because of public company costs and lower fee structure and better financing costs. But to the extent that we're able to rotate through some of these assets into some of the stuff that we're originating, then you can see in our SOIs we're originating assets, that's just another source of upside for our shareholders.

Operator: And our next question comes from Angelo Gurino, a private investor.

Unidentified Participant: So the first questions I have were already answered and it's basically about the OHAI assets. I'm not familiar with, I imagine a lot of people on the call are familiar with OHAI's assets from a Portman Ridge standpoint. Is there anything else you want to add to what you saw as attractive? I would appreciate that. But I appreciate what you've already said.

But then a question about the Portman Ridge approval. Your answer was a little surprising. I think that our first inclination in this deal looks like a solid NAV deal. And that any issuance of shares for these seems suddenly would need approval, but I do recognize that you guys are formulating this as an NAV-for-NAV swap. So is it that what you're doing and how you're actually laboring this deal is that the shares are actually being on paper issued at NAV? And that's how you're getting around not needing approval for some NAV issuance?

Edward Goldthorpe: Yes. So I would change the term, so we're not getting around anything. Yes. This is just a NAV-for-NAV merger. So we are not issuing stock below NAV. We're issuing stock at NAV. So that's why when you look at the way we laid out the price, the 108% assumes full NAV plus the special dividend that's kind of the manager, which I'll talk about in a second.

And if you look through price, it's actually lower, because we're not issuing stock below NAV. So one thing I want to be clear about, which I think might be getting lost in translation with some of our shareholders, is the $3 million is coming from us. So the partners of BC Partners are putting money directly to shareholders to pay a special dividend. It is not coming from our shareholders and the stock coming from the Corporation.

So I think it's really important to myself, it's really important to our management team and our Board, and quite frankly, I thought it was really a good signal to OHAI's board that we were willing to put in our own money to basically get OHAI some additional value. And that is not borne by our shareholders. So we are -- it's a NAV-for-NAV merger. The premium all comes from our money. It doesn't come from shareholders and we're not issuing stock below NAV.

Operator: Thank you. And I am showing no further questions at this time. I would now like to turn the call back to Ted Goldthorpe for any further remarks.

Edward Goldthorpe: Thank you, all, for your interest in Portman Ridge and OHAI. We cannot be more excited about this transaction. And if you have any follow-up questions, please feel free to call us at anytime. Thank you very much.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.